Exhibit 99.1

FOR IMMEDIATE RELEASE

ABERDENE ANNOUNCES NEW YORK CANYON ASSAY RESULTS
FROM PHASE ONE DRILLING PROGRAM

Las Vegas, Nevada, February 17, 2005 - Aberdene Mines Limited (OTCBB: ABRM) (the "Company") has received the final assay results from the Phase One exploration program on the New York Canyon Copper project in Nevada.

Drill hole 04-01 located on the Longshot Ridge oxide deposit intersected 193 ft. of 0.547% copper (Cu) (from 20 ft. to 213 ft.) including:

From, ft.	To, ft.	Footage	Cu
50'	130'	80'	0.827%

Drill hole 04-01 was an angle hole and was terminated at 213 ft. due to poor ground conditions and ended in strong copper mineralization. The hole correlated with a previous vertical hole #92-04 which returned 160.0 ft. of 0.620% Cu (from 30 ft. to 190 ft.).

Drill hole 04-02 located on the Copper Queen sulfide porphyry deposit was drilled to a depth of 949 ft. and intersected 345 ft. of 0.40% Cu .012% molybdenum (Mo) 34 ppb gold (Au) and 5.3 ppm silver (Ag) (from 400 ft. to 745 ft.) including:

From, ft.	To, ft.	Footage	Cu	Mo	Au ppb	Ag ppm
635'	725'	90'	0.629%	0.021%	48	10.5
695'	725'	30'	0.849%	0.020%	66	21.3

The drill hole was an infill hole halfway between Conoco's hole #42 (1,020 ft. of 0.41% Cu, 0.012% Mo) and hole #44 (300 ft. of 0.44% Cu, 0.004% Mo). It is interesting to note that the molybdenum values appear to be comparable to the copper values in dollar value overall. Aberdene's drill hole 04-02 was drilled to confirm the continuity of the Conoco resource and establish a base line for an upcoming 2005 Copper Queen infill drill program.

Drill hole 04-03 located on the Longshot Ridge deposit was a vertical hole drilled to a depth of 433 ft. During the drilling of the hole it was recognized that previous drill holes in the vicinity encountered significant mineralization (the best grade 1.20% Cu for 52 ft., the longest intercept 0.41% for 140 ft.) at the contact of the overlying, and oxidized, Gabbs Formation within the underlying Luning Formation. Company geologists therefore decided to drill the hole deeper than its planned 350 ft. depth to test that contact. At that contact (324 ft.) the Luning was visibly well mineralized with chalcopyrite/magnetite. Drill hole 04-03 intersected 370 ft. of 0.314% Cu (from 25 ft. to 395 ft.) including:

From, ft.	To, ft.	Footage	Cu
25'	165'	140'	0.549%
70'	105'	35'	0.709%

Since observing mineralization at the Gabbs/Luning contact during drilling, the geologist re-examined the Longshot drilling records for sulfide potential at that contact and observed that all the holes within the identified oxide body that penetrated the contact were mineralized, as well as two to the southeast beyond the known oxide zone (with no "dead" holes between). There were 14 holes drilled within the Longshot deposit and all are mineralized at the Gabbs/Luning contact.

Aberdene's geologists now believe that in addition to the already known oxide resource, the potential tonnage of the Longshot Ridge sulfide deposit could add another 15.4 million tons; at 0.66% Cu or the equivalent of 203 million pounds of copper. This calculation is based upon using the previous 14 drill holes as the approximate limits of the sulfide mineralization which is open to the northeast and west -- the established zone is 1,100 ft. wide by 2,900 ft. long, with a thickness of 58 ft.

Using the Kookaburra (Cowdery) 1993 evaluation of the oxide potential and the above, the Longshot Ridge deposit has a potential resource of:

Oxide	18.3 million tons	0.50% Cu	183,000,000 lbs Cu
Sulfide	15.4 million tons	0.66% Cu	203,000,000 lbs Cu
TOTAL	33.7 million tons	0.57% Cu	386,000,000 lbs Cu

Aberdene is very pleased with the results of the first drill program on the New York Canyon property. The drill program validated the Amax, Conoco and Kookaburra data from previous programs, and Aberdene is satisfied that the results warrant further development on the Longshot Ridge oxide deposit and the Copper Queen sulphide porphyry deposit. The Company intends to begin metallurgical tests on the Longshot Ridge oxide deposit and engage an engineering company to bring the property to full feasibility.

On behalf of the Board of Directors

ABERDENE MINES LTD.
 Brent Jardine, President

For more information contact:	Head Office Contact:
Investor Relations	101 Convention Centre Drive - Suite 700
Kirin Capital Corp.	Las Vegas, Nevada 89109
1-866-843-8911	T: (702) 939-5389
info@kirincapital.com	F: (702 221-0904

Disclaimer: This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from Aberdene Mine's expectations, and Aberdene Mines expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the ability to further develop mineral exploration properties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.